Exhibit 5.10

November 5, 2009

To:	Wendy’s/Arby’s Restaurants, LLC 1155 Perimeter Center West Atlanta, GA 30338

Ladies and Gentlemen:

     We have acted as special counsel to Franchise Associates, LLC, a Minnesota limited liability company (the “Minnesota Subsidiary”), in connection with the guarantee by the Minnesota Subsidiary (the “Guaranty”) and certain other domestic subsidiaries of Wendy’s/Arby’s Restaurants, LLC (the “Company” and the Minnesota Subsidiary and the other domestic subsidiaries of the Company, collectively, the “Guarantors”) of the 10.00% Senior Notes due 2016 of the Company (the “Exchange Notes” and together with the related guarantees, the “Exchange Securities”), to be offered in exchange for the Company’s outstanding $565,000,000 aggregate principal amount of 10.00% Senior Notes due 2016 (the “Initial Notes”) and the guarantees of the Initial Notes by the Guarantors (the Initial Notes together with the related initial guarantees, the “Original Securities”) issued pursuant to that certain Indenture, dated as of June 23, 2009, among the Company, the Guarantors and U.S. Bank National Association, as trustee, as supplemented by the Supplemental Indenture, dated as of July 8, 2009 (the “Indenture”). The exchange of the Original Securities for the Exchange Securities is referred to herein as the “Exchange Offer.” You have asked us to furnish our opinion, with respect to the Minnesota Subsidiary, as to the legality of the registration of the Exchange Securities, pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”).

     In connection with this opinion we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents, each dated as of the date of this letter except as otherwise noted herein:

1.	the Registration Statement;

2.	the Indenture, including as an exhibit thereto the form of Exchange Note; and

3.	the Registration Rights Agreement, dated as of June 23, 2009 (the “Registration Rights Agreement”), among the Company, the Guarantors and the initial purchasers named therein.

November 5, 2009

(The Registration Statement, Indenture, Exchange Note with Guaranty endorsement and the Registration Rights Agreement are collectively referred to as the “Documents”).

     In addition, we have examined a copy of the Articles of Organization and Operating Agreement of the Minnesota Subsidiary, certified by the Minnesota Subsidiary as in effect on the date of this letter (collectively, the “Charter Documents”), a copy of the Certificate of Good Standing certified by the Secretary of State of Minnesota on October 23, 2009, a copy of a Certificate of Status certified by the Wisconsin Department of Financial Institutions on October 23, 2009, and a copy of the resolutions of the board of governors of the Minnesota Subsidiary certified by the Minnesota Subsidiary. We have also relied upon the factual matters contained in the representations and warranties of the Minnesota Subsidiary made in the Documents and certificates of officers of the Minnesota Subsidiary and upon certificates of public officials. We have relied solely on the foregoing and reviewed no other documents or performed no other independent investigation.

     In our examination of the documents referred to above we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of the latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete. We have also assumed, without independent investigation, the enforceability of the Documents against each party other than the Minnesota Subsidiary.

     Based upon the foregoing, and subject to the assumptions, exceptions and qualifications stated below, we are of the opinion that:

     1. The Minnesota Subsidiary is a limited liability company duly organized, existing and in good standing under Minnesota. The Minnesota Subsidiary is duly qualified to do business in Wisconsin. The Minnesota Subsidiary has the corporate power and authority to execute, deliver and perform its obligations under the Documents.

     2. The Indenture has been duly authorized, executed and delivered by the Minnesota Subsidiary.

     3. When the Registration Statement has become effective under the Act and the Exchange Notes are duly issued, authenticated and delivered against the surrender and cancellation of the Initial Notes pursuant to the Exchange Offer as set forth in the Registration Statement and in accordance with the terms of the Indenture and the Registration Rights Agreement, the Guaranty by the Minnesota Subsidiary as set forth in the Indenture will be duly authorized, executed and delivered by the Minnesota

November 5, 2009

Subsidiary, and will be a valid and legally binding obligation of the Minnesota Subsidiary in accordance with its terms.

     4. The Registration Rights Agreement has been duly authorized, executed and delivered by the Minnesota Subsidiary.

     5. The execution, delivery and performance by the Minnesota Subsidiary of the Registration Statement, the Indenture, the Registration Rights Agreement, and the Exchange Offer in compliance with the terms and provisions thereof will not result in a breach or violation of any of the terms and provisions of the Charter Documents or any Covered Law (as hereinafter defined).

     6. No consent, approval, authorization or order of, or filing with, any person (including any governmental agency or body or any court) under any Covered Law is required for the consummation of the transactions contemplated by the Registration Statement, the Indenture and the Registration Rights Agreement by the Minnesota Subsidiary in connection with the Exchange Offer, except such as may be required under state and federal securities laws.

      This opinion is subject to the following assumptions, exceptions and qualifications:

      (a) The enforceability of the Documents may be: (i) subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally; and (ii) subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

      (b) We express no opinion as to: (i) the enforceability of any provisions in the Documents purporting to preserve and maintain the liability of the Minnesota Subsidiary despite the fact that the guarantied debt is unenforceable due to illegality; (ii) the enforceability of any provisions contained in the Documents that purport to establish (or may be construed to establish) evidentiary standards; or (iii) any provision in the Documents purporting to waive, alter or limit or restrict access to legal or equitable remedies (including proper jurisdiction, venue, the right to trial by jury, service of process or objections to the laying of venue or forum on the basis of forum non conveniens), or statutory rights (including the waiver or release of, or the agreement not to assert, setoffs, claims, counterclaims, defenses, causes of action, rights or remedies, and the right to receive notice or to be allowed to cure, reinstate or redeem in the event of default), to the extent such provisions are not enforceable under applicable law.

November 5, 2009

     This opinion is limited to the laws of the State of Minnesota (other than state laws relating to the regulation of franchising, securities or tax) that, in our experience, are normally applicable to transactions of the type contemplated by the Exchange Offer (collectively, the “Covered Laws”). This opinion is rendered only with respect to the laws, and the rules, regulations and orders under those laws that are currently in effect.

     This opinion is furnished as of the date of this letter and we do not undertake to provide you with any additional information that may come to our attention after the date hereof or to otherwise update this letter.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission. We also consent to the reliance on this opinion by Paul, Weiss, Rifkind, Wharton & Garrison LLP (“Paul, Weiss”) for the purposes of Paul, Weiss’ opinion letter to the Company dated as of the date hereof and filed as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ MASLON EDELMAN BORMAN & BRAND, LLP